Exhibit 99.1

Joint Filer Information

Name of Designated Filer: Richard S. Ressler

Date of Event Requiring Statement: 1/26/2011

Issuer Name and Trading Symbol: Environmental Solutions Worldwide, Inc. (“ESWW”)

Name: Orchard Investments, LLC

Address: c/o CIM Group, 6922 Hollywood Boulevard, Ninth Floor, Los Angeles, California 90028

ORCHARD INVESTMENTS, LLC

BY: ORCHARD CAPITAL CORP., ITS MANAGER

Signature:

By: /s/ Richard S. Ressler
   Name: Richard S. Ressler
   Title: President